Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITOR’S REPORT

Those Charged with Governance of KDP Coffee Co.

Opinion

We have audited the combined financial statements of KDP Coffee Co. (the “Company”), which comprise the combined balance sheets as of December 27, 2025 and December 28, 2024, and the related combined statements of income, comprehensive income, cash flows, and changes in equity for the fiscal years ended December 27, 2025, December 28, 2024, and December 30, 2023, and the related notes to the combined financial statements (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2025 and December 28, 2024, and the results of its operations and its cash flows for the fiscal years ended December 27, 2025, December 28, 2024, and December 30, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 24, 2026 (March 9, 2026, as to the effect of debt amendments associated with co-borrowing and guarantees referenced in paragraph 11 and paragraph 12 in Footnote 16, Subsequent Events)

KDP COFFEE CO

COMBINED STATEMENTS OF INCOME

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Net sales	$4,700	$4,641	$4,754
Cost of sales	2,834	2,637	2,692

Gross profit	1,866	2,004	2,062
Selling, general, and administrative expenses	992	1,041	1,092
Other operating income, net	(1)	(7)	(7)

Income from operations	875	970	977
Interest income, net	(6)	(6)	(5)
Other (income) expense, net	(15)	5	—

Income before provision for income taxes	896	971	982
Provision for income taxes	196	232	224

Net income	$700	$739	$758

The accompanying notes are an integral part of these combined financial statements.

KDP COFFEE CO

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Net income	$700	$739	$758
Other comprehensive income
Foreign currency translation adjustments	47	(76)	20
Net change in cash flow hedges, net of tax of $(5), $(4) and $3, respectively	16	11	(16)

Total other comprehensive income (loss)	63	(65)	4

Comprehensive income	$763	$674	$762

The accompanying notes are an integral part of these combined financial statements.

KDP COFFEE CO

COMBINED BALANCE SHEETS

(in millions)	December 27, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$168	$132
Trade accounts receivable, net	715	642
Inventories	954	658
Prepaid expenses and other current assets	408	199

Total current assets	2,245	1,631
Property, plant, and equipment, net	944	866
Equity method investments	3	21
Goodwill	9,725	9,669
Intangible assets, net	2,951	3,045
Deferred tax assets	21	25
Other non-current assets	423	551

Total assets	$16,312	$15,808

Liabilities and Equity
Current liabilities:
Accounts payable	$1,149	$1,130
Accrued expenses	208	181
Structured payables	12	17
Other current liabilities	237	205

Total current liabilities	1,606	1,533
Deferred tax liabilities	750	751
Other non-current liabilities	388	390

Total liabilities	2,744	2,674
Commitments and contingencies
Accumulated other comprehensive income (loss)	50	(13)
Net parent investment	13,518	13,147

Total equity	13,568	13,134

Total liabilities and equity	$16,312	$15,808

The accompanying notes are an integral part of these combined financial statements.

KDP COFFEE CO

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Operating activities:
Net income	$700	$739	$758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	138	127	131
Amortization of intangibles	94	106	110
Other amortization expense	28	37	36
Provision for sales returns	60	70	61
Deferred income taxes	(3)	(35)	(36)
Employee stock-based compensation expense	29	28	34
(Gain) loss on disposal of property, plant, and equipment	(3)	19	1
Unrealized (gain) loss on foreign currency	(19)	28	(19)
Unrealized (gain) loss on derivatives	(52)	(19)	19
Other, net	(6)	(2)	2
Changes in assets and liabilities:
Trade accounts receivable	(125)	(129)	(13)
Inventories	(288)	(73)	182
Income taxes receivable and payables, net	(27)	26	(40)
Other current and non-current assets	73	(62)	72
Accounts payable and accrued expenses	48	(367)	(1,206)
Other current and non-current liabilities	(18)	(34)	(38)

Net change in operating assets and liabilities	(337)	(639)	(1,043)

Net cash provided by operating activities	629	459	54

Investing activities:
Purchases of property, plant, and equipment	(199)	(238)	(166)
Proceeds from sales of property, plant, and equipment	12	—	—
Issuance of related party note receivable	(1)	—	(11)
Proceeds from sale of equity method investment	26	—	—
Other, net	—	(3)	(1)

Net cash used in investing activities	$(162)	$(241)	$(178)

Financing activities:
Proceeds from structured payables	$15	$19	$28
Payments on structured payables	(20)	(27)	(45)
Payments on finance leases	(20)	(16)	(16)
Proceeds from related party note receivable	—	45	—
Payments on related party note receivable	(11)	—	—
Net transfers (to) from Parent	(395)	(160)	34
Other, net	(1)	(1)	(1)

Net cash (used in) provided by financing activities	$(432)	$(140)	$—

Net change from:
Operating, investing and financing activities	35	78	(124)

The accompanying notes are an integral part of these combined financial statements.

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Effect of exchange rate changes	1	(7)	3
Beginning of period	132	61	182

End of period	$168	$132	$61

Supplemental cash flow disclosures:
Capital expenditures included in accounts payable and accrued expenses	91	101	107

The accompanying notes are an integral part of these combined financial statements.

KDP COFFEE CO

COMBINED STATEMENTS OF CHANGES IN EQUITY

(in millions)	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment	Total Equity
Balance as of December 31, 2022	$48	$11,765	$11,813
Net income	—	758	758
Other comprehensive income	4	—	4
Net transfers from Parent	—	71	71

Balance as of December 30, 2023	52	12,594	12,646

Net income	—	739	739
Other comprehensive loss	(65)	—	(65)
Net transfers to Parent	—	(186)	(186)

Balance as of December 28, 2024	$(13)	$13,147	$13,134

Net income	—	700	700
Other comprehensive income	63	—	63
Net transfers to Parent	—	(329)	(329)

Balance as of December 27, 2025	$50	$13,518	$13,568

The accompanying notes are an integral part of these combined financial statements.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

The accompanying combined financial statements present the combined results of operations, financial position and cash flows of the coffee business (“KDP Coffee Co”, “we”, “us”, or the “Company”) of Keurig Dr Pepper Inc. (“KDP” or the “Parent”). KDP Coffee Co is a leading producer of innovative single-serve brewing systems and specialty coffee in North America.

On August 25, 2025, KDP announced an agreement to acquire JDE Peet’s N.V. (“JDE Peet’s”), and on January 16, 2026, KDP commenced a tender offer to acquire all of the issued ordinary shares, excluding ordinary shares in treasury, of JDE Peet’s for a cash offer price of €31.85 per share, without interest. JDE Peet’s is a global pure-play coffee company with a portfolio of leading brands including Jacobs, L’OR, and Peet’s. The acquisition of JDE Peet’s is expected to occur early in the second quarter of 2026 and is subject to the satisfaction or waiver of closing conditions, including acceptance of the offer by the shareholders of JDE Peet’s. Simultaneously, KDP announced its intention to pursue a spin-off of its KDP Coffee Co business, together with the JDE Peet’s business, into a publicly traded company which we refer to as Global Coffee Co. (the “Separation”). Completion of the Separation will be subject to a number of customary market, regulatory and other closing conditions, including the approval of KDP’s board of directors. References to KDP Coffee Co or the Company include the subsidiaries of KDP that will be subsidiaries of KDP Coffee Co upon the completion of the Separation.

KDP Coffee Co’s fiscal year end is the last Saturday in December, and our interim fiscal quarters end every thirteenth Saturday. The fiscal year for KDP Coffee Co includes 52 weeks for the years ended December 27, 2025, December 28, 2024, and December 30, 2023.

For the years presented in the accompanying combined financial statements, separate financial statements have not historically been prepared for the Company. The accompanying combined financial statements have been derived from KDP’s historical accounting records and were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The combined financial statements include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain KDP corporate functions, including, but not limited to, human resources, legal, finance, central and shared technology, and other KDP corporate functions and overhead. These expenses have been attributed to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated using reasonable and consistently applied methodologies. KDP Coffee Co and KDP consider these allocations to reasonably reflect the utilization of related services and the benefits received; however, the allocations may not be indicative of the actual expenses that would have been incurred if KDP Coffee Co operated as an independent, stand-alone entity, nor are they indicative of future expenses of KDP Coffee Co. Refer to Note 14 for further information about the expenses allocated to KDP Coffee Co.

The combined financial statements reflect all assets and liabilities of the Parent specifically identifiable as being directly attributable to the Company, including Net parent investment as a component of equity. Net parent investment represents the Parent’s historical investment in the Company and includes accumulated net income attributable to the Company, and the net effect of transactions with the Parent.

KDP uses a centralized approach for the purpose of cash management and financing of its operations. This approach may not be reflective of the way that KDP Coffee Co would have financed its operations had it been a separate, standalone entity during the periods presented. The centralized cash management arrangement is reflected in the Combined Balance Sheets within Net parent investment and within the Combined Statements of Cash Flow as Net transfers (to) from Parent. Cash and cash equivalents attributed to the Company for each of the periods presented represents cash held in accounts legally owned by the Company.

The Parent’s long-term debt and related interest expense have not been allocated to the Company for any of the periods presented, as the Company is not legal obligor or guarantor of such borrowings.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

The income tax provisions in the combined financial statements have been calculated as if the Company operated on a standalone basis and filed a separate tax return in the jurisdictions in which it operates. The tax expense and items of current and deferred taxes may not be indicative of the actual tax amounts that would have been recorded had the Company operated independently.

All intercompany balances and transactions within the Company have been eliminated in the combined financial statements.

The historical results of operations, financial position and cash flows of the Company presented in these combined financial statements may not be indicative of what they would have been had the Company been an independent stand-alone entity, nor are they necessarily indicative of the Company’s future combined results of operations, financial position, and cash flows.

PRINCIPLES OF COMBINATION

The combined financial statements include the accounts of KDP Coffee Co and its wholly-owned subsidiaries.

We would be required to consolidate variable interest entities (“VIEs”) for which we have been determined to be the primary beneficiary. To determine if we are the primary beneficiary, we assess specific criteria and use judgment when determining if we have the power to direct the significant activities of the VIE and the obligation to absorb losses or receive benefits from the VIE that may be significant to the VIE. Factors considered include risk and reward sharing, voting rights, involvement in day-to-day capital and operating decisions, representation on a VIE’s governance structure, existence of unilateral kick-out rights exclusive of protective rights or voting rights, and level of economic disproportionality between the Company and the VIE’s other partner(s). We have determined that we are not the primary beneficiary of any VIEs. However, future events may require us to consolidate VIEs if we become the primary beneficiary.

We use the equity method to account for investments in companies if the investment provides us with the ability to exercise significant influence over operating and financial policies of the investee. Our proportionate share of the net income or loss of these companies is included within Other (income) expense, net in the Combined Statements of Income. Judgment regarding the level of influence over each equity method investment includes considering key factors such as ownership interest, representation on the entity’s board or similar governing body, participation in policy-making decisions, and material related party transactions.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

2. Significant Accounting Policies

USE OF ESTIMATES

The process of preparing our combined financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect reported amounts. These estimates and judgments are based on historical experience, future expectations, and other factors and assumptions we believe to be reasonable under the circumstances. These estimates and judgments are reviewed on an ongoing basis and are revised when necessary. Changes in estimates are recorded in the period of change. Actual amounts may differ from these estimates.

SIGNIFICANT ACCOUNTING POLICIES

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Based upon the transparency of inputs to the valuation of an asset or liability, a three-level hierarchy has been established for fair value measurements. The three-level hierarchy for disclosure of fair value measurements is as follows:

Level 1 - Quoted market prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 - Valuations with one or more unobservable significant inputs that reflect the reporting entity’s own assumptions.

We estimate fair values of financial instruments measured at fair value in the combined financial statements on a recurring basis to ensure they are calculated based on market rates to settle the instruments. These values represent the estimated amounts we would pay or receive to terminate agreements, taking into consideration current market rates and creditworthiness.

As of December 27, 2025 and December 28, 2024, we did not have any assets or liabilities measured on a recurring basis without observable market values that would require a high level of judgment to determine fair value (Level 3).

Transfers between levels are recognized at the end of each reporting period. There were no transfers of financial instruments between the three levels of fair value hierarchy during the years ended December 27, 2025, December 28, 2024, and December 30, 2023.

Cash and Cash Equivalents

Cash and cash equivalents include cash and investments in short-term, highly liquid securities, with original maturities of three months or less.

We are exposed to potential risks associated with our cash and cash equivalents. We place our cash and cash equivalents with high credit quality financial institutions. Deposits with these financial institutions may exceed the amount of insurance provided; however, these deposits typically are redeemable upon demand and, therefore, we believe the financial risks associated with these financial instruments are minimal.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Trade Accounts Receivable and Allowance for Expected Credit Losses

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.

We are exposed to potential credit risks associated with our accounts receivable, as we generally do not require collateral on our accounts receivable. We determine the required allowance for expected credit losses using information such as customer credit history and financial condition, industry and market segment information, credit reports, and economic trends and conditions. Allowances can be affected by changes in the industry, customer credit issues or customer bankruptcies, or expectations of any such events in a future period when reasonable and supportable. Historical information is utilized beyond reasonable and supportable forecast periods. Amounts are charged against the allowance when it is determined that expected credit losses may occur. Activity in the allowance for expected credit loss accounts was not significant for the years ended December 27, 2025, December 28, 2024, and December 30, 2023.

Concentration of Risk

KDP Coffee Co has three major customers whose sales each exceed 10% of total KDP Coffee Co net sales. The following table presents our major customers’ net sales for, and accounts receivable as of, the periods presented:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Net sales
Customer A	$870	$927	$936
Customer B	867	785	768
Customer C	699	642	621

		December 27, 2025	December 28, 2024
Trade accounts receivable, net
Customer A		$94	$111
Customer B		92	64
Customer C		124	122

Inventories

Inventories consist of raw materials and finished goods. Raw materials include various commodity costs for our ingredients and materials sourced from various providers. The costs of finished goods inventories manufactured by us include raw materials, direct labor, and indirect production and overhead costs. Finished goods also include the purchases of brewing systems and ready-to-drink coffee products from third-party manufacturers. Inventories are stated at the lower of cost or net realizable value. Cost is measured using standard cost, which approximates first-in, first-out. We make adjustments for excess and obsolete inventories based on an assessment of slow-moving and obsolete inventories, determined by historical usage and demand.

The following table summarizes our inventories:

(in millions)	December 27, 2025	December 28, 2024
Inventories:
Raw materials	$467	$288
Finished goods	487	370

Total inventories	$954	$658

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Property, Plant, and Equipment, Net

Property, plant, and equipment is stated at cost, plus capitalized interest during the actual construction period of major capital projects, net of accumulated depreciation. Significant improvements which substantially extend the useful lives of assets are capitalized, and expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred. We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use, which are included in property, plant, and equipment. When property, plant, and equipment is sold, the costs and the related accumulated depreciation are removed from the accounts, and any net gain or loss is recorded in Other operating income, net in the Combined Statements of Income.

For financial reporting purposes, depreciation is computed on the straight-line method over the estimated useful asset lives as follows:

Type of Asset	Useful Life
Buildings and improvements	5 to 39 years
Machinery and equipment	2 to 17 years
Computer software	2 to 8 years

Leasehold improvements, which are primarily considered building improvements, are depreciated over the shorter of the estimated useful life of the assets or the lease term. Estimated useful lives are periodically reviewed and, when warranted, are updated.

We periodically review long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In order to assess recoverability, we compare the estimated undiscounted future pre-tax cash flows from the use of the group of assets, as defined, to the carrying amount of such assets. Measurement of an impairment loss is based on the excess of the carrying amount of the group of assets over the long-lived asset’s fair value, and any impairment loss is recorded in Other operating income, net, in the Combined Statements of Income. For the years ended December 27, 2025, December 28, 2024, and December 30, 2023, no impairment loss was recorded related to these assets.

Property, plant, and equipment held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. Assets held for sale as of December 27, 2025 and December 28, 2024 were $29 million and $6 million, respectively, and are included in Prepaid expenses and other current assets on the Combined Balance Sheets as they are expected to be sold within the next twelve months.

Leases

We lease certain facilities and machinery and equipment. These leases expire at various dates through 2041. Some lease agreements contain standard renewal provisions that allow us to renew the lease at rates equivalent to fair market value at the end of the lease term. Our lease agreements do not contain any material restrictive covenants. Certain leases of manufacturing and warehousing properties contain a residual value guarantee (“RVG”) at the end of the term. Refer to Note 12 for additional information about RVGs.

Operating leases are included within other non-current assets, other current liabilities, and other non-current liabilities within the Combined Balance Sheets. Finance leases are included within Property, plant, and equipment, net, other current liabilities, and other non-current liabilities. Leases with an initial term of 12 months or less are not recognized on the Combined Balance Sheets.

Right of use assets and lease liabilities are recognized in the Combined Balance Sheets at the present value of future minimum lease payments over the lease term on the commencement date. When the rate implicit in the lease is not provided to us, we use KDP’s incremental borrowing rate based on information available at the commencement date to determine the present value of future minimum lease payments. KDP’s incremental borrowing rate is determined using a portfolio of secured borrowing rates commensurate with the term of the lease and is reassessed on a quarterly basis.

We have lease agreements with lease and non-lease components, which are generally accounted for as a single lease component.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Equity Method Investments

We hold investments in certain entities which are accounted for as equity method investments. Equity method investments are reported at cost, which includes third-party transaction costs, and are adjusted each period for dividends paid, if any, as well as our share of the investee’s net income or loss. Our share of the net income or loss resulting from these investments is recorded in Other (income) expense, net in the Combined Statements of Income. The carrying value of our equity method investments is reported in Equity method investments in the Combined Balance Sheets. Distributions received from equity method investments are classified using the cumulative earnings approach on the Combined Statements of Cash Flows. Our equity method investments in certain privately held entities do not have readily determinable fair values and are periodically evaluated for impairment. An impairment loss would be recorded whenever a decline in value of an investment below its carrying amount is determined to be other than temporary. We recorded an impairment charge of $2 million for the year ended December 28, 2024 within Other (income) expense, net in the Combined Statements of Income. No impairment charges were recorded for the years ended December 27, 2025 or December 30, 2023.

Goodwill and Other Intangible Assets

Other intangible assets are classified into two categories:

•	intangible assets with definite lives subject to amortization, and

•	intangible assets with indefinite lives not subject to amortization.

Identifiable intangible assets deemed to have determinable finite useful lives are amortized on a straight-line basis over the period of which the expected economic benefit is derived. Amortization expense is recorded in Selling, general, and administrative expenses in the Combined Statements of Income. The estimated useful lives of intangible assets with definite lives are as follows:

Type of Asset	Useful Life
Acquired technology	20 years
Customer relationships	10 to 12 years
Trade names	10 years

For intangible assets with definite lives, tests for impairment are performed if conditions exist that indicate the carrying value may not be recoverable.

We have determined that certain trade names have indefinite useful lives. In arriving at the conclusion that a trade name has an indefinite useful life, we review factors such as size, diversification, and market share of each trade name. We expect to acquire, hold, and support trade names for an indefinite period through consumer marketing and promotional support. We also consider factors such as our ability to continue to protect the legal rights that arise from these intangible assets indefinitely or the absence of any regulatory, economic, or competitive factors that could truncate the life of these intangible assets. If the criteria are not met, the trade name is considered to have a finite useful life.

For goodwill and indefinite-lived intangible assets, we perform quarterly analyses to evaluate whether any triggering events have occurred which may indicate that the carrying amount of an asset may not be recoverable. We also conduct tests for impairment annually on October 1st, or more frequently if events or circumstances indicate the carrying amount may not be recoverable.

For both goodwill and indefinite-lived intangible assets, we have the option to first assess qualitative factors to determine whether the fair value of either the reporting unit or indefinite-lived intangible asset is “more likely than not” less than its carrying value, also known as a Step 0 analysis. When performing a quantitative, or Step 1, analysis, we use the income approach, or in some cases a combination of income and market based approaches, to determine the fair value of our assets, as well as an overall consideration of market capitalization and enterprise value.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

The tests for impairment include significant judgment in estimating the fair value of reporting units and intangible assets. Management’s estimates of fair value, which fall under Level 3 and are non-recurring, are based on historical and forecasted revenues and profit performance and discount rates. Fair value is based on what the reporting units and intangible assets would be worth to a third party market participant. Discount rates are based on a weighted average cost of equity and cost of debt, adjusted with various risk premiums.

Goodwill is assigned to reporting units for purposes of impairment testing. If the carrying value of the reporting unit or intangible asset exceeds its fair value, an impairment charge will be recorded in current earnings for the difference up to the carrying value of the goodwill or intangible asset recorded. No such impairment charges were recorded during the years ended December 27, 2025, December 28, 2024, and December 30, 2023.

Capitalized Customer Incentive Programs

We provide support to certain customers to cover various programs and initiatives to increase net sales. These programs and initiatives generally directly benefit us over a period of time. Accordingly, costs of these programs and initiatives are recorded in Prepaid expenses and other current assets and Other non-current assets in the Combined Balance Sheets. The costs for these programs are amortized over the period to be directly benefited as a reduction to net sales, based upon a methodology consistent with our contractual rights under these arrangements.

Accounts Payable

We have agreements with third party administrators which allow participating suppliers to track payment obligations from us, and, if voluntarily elected by the supplier, to sell payment obligations from KDP Coffee Co to financial institutions. Suppliers can sell one or more of KDP Coffee Co’s payment obligations at their sole discretion, and the rights and obligations of KDP Coffee Co to its suppliers are not impacted. KDP Coffee Co has no economic interest in a supplier’s decision to enter into these agreements and no direct financial relationship with the financial institutions. KDP Coffee Co’s obligations to its suppliers, including amounts due and scheduled payment terms, are not impacted.

The table below summarizes activity in our outstanding obligations under supplier financing arrangements, which are confirmed as valid and included in accounts payable:

(in millions)	Supplier Financing Arrangements
Balance as of December 30, 2023	$1,175
Additions	1,541
Settlements	(2,011)
FX	(8)

Balance as of December 28, 2024	697

Additions	2,015
Settlements	(2,162)
FX	4

Balance as of December 27, 2025	$554

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Structured Payables

In the event that we determine that a commercial arrangement described above is more representative of a financing transaction, the payment obligation would be reclassified to structured payables.

Additionally, we have entered into an agreement with a supply chain payment processing intermediary, for the intermediary to act as a virtual credit card sponsor. The card sponsor bills KDP Coffee Co the original payment amount, effectively financing the transaction. The agreement permits us to utilize the third party to make a broad range of payments.

Structured payables have equal priority with accounts payable and are treated as non-recourse obligations. We record interest for the period the structured payables obligation is outstanding and reflect the proceeds and payments related to these transactions as a financing activity on the Combined Statements of Cash Flows.

Income Taxes

Income taxes are accounted for using the asset and liability approach, which involves determining the temporary differences between assets and liabilities recognized for financial reporting and the corresponding amounts recognized for tax purposes and computing the tax-related carryforwards at the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The resulting amounts are deferred tax assets or liabilities. The total of taxes currently payable per the tax return, the deferred tax expense or benefit, and the impact of uncertain tax positions represents the income tax expense or benefit for the year for financial reporting purposes.

We periodically assess the likelihood of realizing our deferred tax assets based on the amount that we believe is more likely than not to be realized. We base our judgment of the recoverability of deferred tax assets primarily on historical earnings, our estimate of current and expected future earnings, and prudent and feasible tax planning strategies.

We establish income tax liabilities to remove some or all of the income tax benefit of any of our income tax positions at the time we determine that the positions become uncertain based upon one of the following: (1) the tax position is not “more likely than not” to be sustained, (2) the tax position is “more likely than not” to be sustained, but for a lesser amount, or (3) the tax position is “more likely than not” to be sustained, but not in the financial period in which the tax position was originally taken. The evaluation of whether or not a tax position is uncertain is based on the following: (1) we presume the tax position will be examined by the relevant taxing authority such as the IRS that has full knowledge of all relevant information, (2) the technical merits of a tax position are derived from authorities such as legislation and statutes, legislative intent, regulations, rulings, and case law, and their applicability to the facts and circumstances of the tax position, and (3) each tax position is evaluated without considerations of the possibility of offset or aggregation with other tax positions taken. We adjust these income tax liabilities when our judgment changes as a result of new information. Any change will impact income tax expense in the period in which such determination is made.

Derivative Instruments

KDP Coffee Co is exposed to market risks arising from adverse changes in commodity prices and foreign exchange (“FX”) rates. We manage these risks through a variety of strategies, including the use of FX forward contracts, commodity forward, future, swap and option contracts, and supplier pricing agreements. We do not hold or issue derivative financial instruments for trading or speculative purposes.

All derivative instruments are recorded on a gross basis, including those subject to master netting arrangements.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

We formally designate and account for certain FX forward contracts that meet established accounting criteria under U.S. GAAP as cash flow hedges. For such contracts, the effective portion of the gain or loss on the derivative instruments is recorded, net of applicable taxes, in accumulated other comprehensive income or loss (“AOCI”). When net income is affected by the variability of the underlying transaction, the applicable offsetting amount of the gain or loss from the derivative instrument deferred in AOCI is reclassified to net income. Cash flows from derivative instruments designated in a qualifying hedging relationship are classified in the same category as the cash flows from the underlying hedged items. If a cash flow hedge were to cease to qualify for hedge accounting, or were terminated, the derivatives would continue to be carried on the balance sheet at fair value until settled and hedge accounting would be discontinued prospectively. If the underlying hedged transaction ceases to exist, any associated amounts reported in AOCI would be reclassified to earnings at that time.

For derivatives that are not designated or for which the designated hedging relationship is discontinued, the gain or loss on the instrument is recognized in earnings in the period of change.

We have exposure to credit losses from derivative instruments in an asset position in the event of nonperformance by the counterparties to the agreements. Historically, we have not experienced material credit losses as a result of counterparty nonperformance. We select and periodically review our counterparties based on credit ratings, limit our exposure to a single counterparty under defined guidelines and monitor the market position of the derivative instruments upon execution of a hedging transaction and at least on a quarterly basis.

Loss Contingencies

Legal Matters

KDP Coffee Co is involved from time to time in various claims, proceedings, and litigation, including those described in Note 11. We accrue loss contingencies for specific legal proceedings when we determine that the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Management has also identified certain other legal matters where it believes an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made, and where applicable, provides disclosure of such legal matters in Note 11.

Product Warranties

We provide for the estimated cost of product warranties associated with our brewers in cost of sales, at the time product revenue is recognized. Warranty costs are estimated primarily using historical warranty information in conjunction with current engineering assessments applied to the expected repair or replacement costs. The estimate for warranties requires assumptions relating to expected warranty claims which are based on historical claims and known current year factors.

Revenue Recognition

We recognize revenue when performance obligations under the terms of a contract with the customer are satisfied. Branded product sales, which include K-Cup pods, appliances, and other, occur once control is transferred upon delivery to the customer. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives offered to our customers and their customers. These incentives, which are recorded as a reduction of revenue, include cash discounts, price allowances, volume-based rebates, product placement fees, and other financial support for items such as trade promotions, displays, new products, consumer incentives, and advertising assistance. Accruals are established for the expected payout based on contractual terms, volume-based metrics, and/or historical trends, and require management judgment with respect to estimating customer participation and performance levels. Sales taxes and other similar taxes are excluded from revenue. Costs associated with shipping and handling activities are included in selling, general, and administrative (“SG&A”) expenses as revenue is recognized.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Cost of Sales

Cost of goods sold includes all costs to acquire and manufacture our products including raw materials, direct and indirect labor, manufacturing overhead, including depreciation expense, and all other costs incurred to bring the product to salable condition. All other costs incurred after this condition is met are considered selling costs and included in SG&A expenses.

SG&A Expenses

Transportation and Warehousing Costs

We incurred $280 million, $285 million, and $283 million of transportation and warehousing costs during the years ended December 27, 2025, December 28, 2024, and December 30, 2023, respectively. These amounts, which primarily relate to shipping and handling costs, are recorded in SG&A expenses in the Combined Statements of Income.

Advertising and Marketing Expense

Advertising and marketing production costs related to television, print, radio, and other marketing investments are expensed as of the first date the advertisement takes place. All other advertising and marketing costs are expensed as incurred. Advertising and marketing expenses were approximately $118 million, $140 million, and $146 million for the years ended December 27, 2025, December 28, 2024, and December 30, 2023, respectively. Advertising and marketing expenses are recorded in SG&A expenses in the Combined Statements of Income. Prepaid advertising and marketing costs are recorded as Other current and Other non-current assets in the Combined Balance Sheets.

Research and Development Costs

Research and development costs are expensed when incurred and amounted to $47 million, $42 million, and $43 million for the years ended December 27, 2025, December 28, 2024, and December 30, 2023, respectively. These expenses are recorded in SG&A expenses in the Combined Statements of Income.

Stock-Based Compensation Expense

KDP has stock-based compensation plans under which it generally grants restricted share units and performance share units to certain employees. The combined financial statements reflect an attribution of the stock-based compensation expenses on a specific identification basis for employees who exclusively supported KDP Coffee Co, as well as an allocation of the stock-based compensation expenses for corporate employees. For the years ended December 27, 2025, December 28, 2024, and December 30, 2023, stock-based compensation expense of $29 million, $28 million, and $34 million, respectively, was recognized in SG&A expenses in the Combined Statements of Income, of which $14 million, $12 million, and $14 million, respectively, related to compensation for direct employees of KDP Coffee Co.

Restructuring and Integration Costs

We implement restructuring programs from time to time and incur costs that are designed to improve operating effectiveness and lower costs. When these programs are implemented, we incur expenses, such as employee separations, lease terminations, and other direct exit costs, that qualify as exit and disposal costs under U.S. GAAP. Severance costs are recorded once they are both probable and estimable. Restructuring liabilities that qualify as exit and disposal costs under U.S. GAAP are included in accounts payable and accrued expenses on the combined financial statements.

We also incur expenses that are an integral component of, and directly attributable to, the restructuring activities, which do not qualify as exit and disposal costs, such as accelerated depreciation, asset impairments, IT implementation costs, and other incremental costs. We have recorded these costs within SG&A expenses on the Combined Statements of Income. Refer to Note 13 for additional information on restructuring and integration costs during the periods presented.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Defined Contribution Plans

The Parent sponsors various qualified defined contribution plans that cover U.S. and Canadian employees who meet certain eligibility requirements. The Parent makes matching contributions and discretionary profit sharing contributions to these plans. The combined financial statements reflect an attribution of the contribution expense on a specific identification basis for employees who exclusively supported KDP Coffee Co, as well as an allocation of the contribution expense for corporate employees. For the years ended December 27, 2025, December 28, 2024, and December 30, 2023, contribution expense of $14 million, $15 million, and $17 million, respectively, was recognized in the Combined Statements of Income, of which $7 million, $7 million, and $8 million, respectively, was recognized in Cost of sales, with the remainder recognized in SG&A expenses.

Foreign Currency Translation and Transaction

We translate assets and liabilities of our foreign subsidiaries from their respective functional currencies to U.S. dollars at the appropriate spot rates as of the balance sheet date. The functional currency of our operations outside the U.S. is generally the local currency of the country where the operations are located, or U.S. dollars. The results of operations are translated into U.S. dollars at a monthly average rate, calculated using daily exchange rates.

Differences arising from the translation of opening balance sheets of these entities to the rate at the end of the financial year are recognized in AOCI. The differences arising from the translation of foreign results at the average rate are also recognized in AOCI. Such translation differences are recognized as income or expense in the period in which we dispose of the operations.

Transactions in foreign currencies are recorded at the approximate rate of exchange at the transaction date. Assets and liabilities resulting from these transactions are translated at the rate of exchange in effect at the balance sheet date. Such differences are recorded in Cost of sales or Other (income) expense, net in the Combined Statements of Income, depending on the nature of the underlying transaction.

RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, Income Statement Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The objective of ASU 2024-03 is to require entities to provide enhanced disclosures of income statement expenses through disaggregation of specific expense captions. ASU 2024-03 is effective for public companies starting in annual periods beginning after December 15, 2026 and in interim periods beginning after December 15, 2027. We are currently assessing the impact of ASU 2024-03.

RECENTLY ADOPTED ACCOUNTING STANDARDS

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies for annual periods beginning after December 15, 2024. We adopted the accounting standard prospectively, effective January 1, 2025. Refer to Note 8 for our income tax disclosures.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

3. Goodwill and Other Intangible Assets

GOODWILL

Changes in the carrying amount of goodwill were as follows:

(in millions)	Total
Balance as of December 31, 2022	$9,736
Foreign currency translation	24

Balance as of December 30, 2023	9,760

Foreign currency translation	(91)

Balance as of December 28, 2024	9,669

Foreign currency translation	56

Balance as of December 27, 2025	$9,725

INTANGIBLE ASSETS OTHER THAN GOODWILL

The net carrying amounts of intangible assets other than goodwill are as follows:

	December 27, 2025			December 28, 2024
(in millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets with definite lives:
Acquired technology	$1,146	$(694)	$452	$1,146	$(621)	$525
Customer relationships	239	(218)	21	239	(199)	40
Trade names	126	(126)	—	126	(124)	2

Total intangible assets with definite lives	$1,511	$(1,038)	$473	$1,511	$(944)	$567

Intangible assets with indefinite lives:
Trade names			2,478			2,478

Intangible assets, net			$2,951			$3,045

Amortization expense for intangible assets with definite lives was $94 million, $106 million, and $110 million, respectively, for the years ended December 27, 2025, December 28, 2024, and December 30, 2023. Amortization expense of these intangible assets is expected to be $90 million, $76 million, $73 million, $73 million, and $73 million, respectively, for each of the next five years.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

4. Derivatives

FOREIGN EXCHANGE

We are exposed to FX risk in our foreign subsidiaries and with certain counterparties in foreign jurisdictions, which may transact in currencies that are different from the functional currencies of our legal entities. Additionally, the balance sheets of these subsidiaries are subject to exposure from movements in exchange rates.

Economic Hedges

KDP Coffee Co holds FX forward contracts to economically manage its balance sheet exposures resulting from changes in the FX rates described above. The intent of these FX contracts is to minimize the impact of FX risk associated with balance sheet positions not in local currency. In these cases, a hedging relationship exists in which changes in the fair value of the instruments act as an economic offset to changes in the fair value of the underlying items.

Changes in the fair value of these instruments are recorded in earnings throughout the term of the derivative instrument and are reported in the same caption of the Combined Statements of Income as the associated risk. As of December 27, 2025, these FX contracts have maturities ranging from January 2026 to October 2026.

Cash Flow Hedges

KDP Coffee Co designates certain FX forward contracts as cash flow hedges in order to manage its exposure resulting from changes in the FX rates described above. These designated FX forward contracts relate to forecasted inventory purchases in U.S. dollars of our Canadian business. The intent of these FX contracts is to provide predictability in our overall cost structure.

As of December 27, 2025, these FX contracts have maturities ranging from January 2026 to June 2027.

COMMODITIES

Economic Hedges

Keurig Trading GmbH (“KT”), which is part of the KDP Coffee Co business, centrally manages the exposure to volatility in the prices of certain commodities used in the production processes of KDP and its wholly-owned subsidiaries through various derivative contracts. KT generally holds some combination of future, swap and option contracts that economically hedge certain risks. In these cases, a hedging relationship exists in which changes in the fair value of the instruments act as an economic offset to changes in the fair value of the underlying items or as an offset to certain costs of production. As the counterparty to these commodity contracts, KT records the corresponding assets or liabilities. The unrealized and realized gains and losses associated with the contracts are allocated to KDP and its wholly-owned subsidiaries, including KDP Coffee Co, as described in Note 1. As of December 27, 2025, these commodity contracts have maturities ranging from January 2026 to January 2028.

INTEREST RATE CONTRACTS

Cash Flow Hedges

On October 24, 2025, in order to hedge the variability in cash flows from interest rate changes associated with KDP Coffee Co’s planned future issuances of long-term debt, KDP Coffee Co entered into forward starting interest rate swaps with an aggregate notional amount of $1.5 billion and terms ranging from 5 to 30 years, and designated them as cash flow hedges.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

NOTIONAL AMOUNTS OF DERIVATIVE INSTRUMENTS

The following table presents the notional amounts of our outstanding derivative instruments by type:

(in millions)	December 27, 2025	December 28, 2024
FX contracts
Forward contracts, not designated as hedging instruments	$560	$401
Forward contracts, designated as cash flow hedges	367	289
Commodity contracts, not designated as hedging instruments(1)	595	515
Interest rate contracts, designated as cash flow hedges	1,500	—

(1)

Notional value for commodity contracts is calculated as the expected volume times strike price per unit on a gross basis. The notional value for commodity contracts includes all commodity contracts held by KT on behalf of KDP and its wholly-owned subsidiaries as of the respective period end.

FAIR VALUE OF DERIVATIVE INSTRUMENTS

The fair values of commodity contracts, FX forward contracts, and interest rate contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. The fair values of commodity contracts are valued using the market approach based on observable market transactions, primarily underlying commodities futures or physical index prices, at the reporting date. FX forward contracts are valued using quoted FX forward rates at the reporting date. Interest rate contracts are valued using models based primarily on readily observable market parameters, such as SOFR forward rates. We have categorized all of our derivative instruments as Level 2.

Not Designated as Hedging Instruments

The following table summarizes the location of the fair value of our derivative instruments which are not designated as hedging instruments within the Combined Balance Sheets. All such instruments are considered Level 2 within the fair value hierarchy.

(in millions)	Balance Sheet Location	December 27, 2025	December 28, 2024
Assets:
FX forward contracts	Prepaid expenses and other current assets	$—	$6
Commodity contracts	Prepaid expenses and other current assets	47	32
FX forward contracts	Other non-current assets	—	4
Commodity contracts	Other non-current assets	3	2
Liabilities:
FX forward contracts	Other current liabilities	11	2
Commodity contracts	Other current liabilities	9	82
Commodity contracts	Other non-current liabilities	23	3

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Designated as Hedging Instruments

The following table summarizes the fair value hierarchy and the location of the fair value of our derivative instruments which are designated as hedging instruments within the Combined Balance Sheets. All such instruments are considered Level 2 within the fair value hierarchy.

(in millions)	Balance Sheet Location	December 27, 2025	December 28, 2024
Assets:
FX contracts	Prepaid expenses and other current assets	$1	$15
FX contracts	Other non-current assets	1	1
Interest rate	Other non-current assets	38	—
Liabilities:
FX contracts	Other current liabilities	1	1
Interest rate	Other current liabilities	1	—

IMPACT OF DERIVATIVE INSTRUMENTS NOT DESIGNATED AS HEDGING INSTRUMENTS

The following table presents the amount of (gains) losses recognized in the Combined Statements of Income related to derivative instruments not designated as hedging instruments under U.S. GAAP during the periods presented. Amounts include both realized and unrealized gains and losses.

		Year Ended
(in millions)	Income Statement Location	December 27, 2025	December 28, 2024	December 30, 2023
FX contracts	Cost of sales	$2	$(6)	$(6)
FX contracts	Other (income) expense, net	13	(10)	5
Commodity contracts	Cost of sales	(18)	17	(6)
Commodity contracts	SG&A expenses	—	—	2

IMPACT OF CASH FLOW HEDGES

The following table presents the amount of net gains reclassified from AOCI into the Combined Statements of Income related to derivative instruments designated as cash flow hedging instruments during the periods presented:

		Year Ended
(in millions)	Income Statement Location	December 27, 2025	December 28, 2024	December 30, 2023
FX contracts	Cost of sales	$(9)	$(9)	$(14)

We expect to reclassify approximately $4 million of pre-tax net gains and $1 million of pre-tax net losses from AOCI into net income during the next twelve months related to FX contracts and interest rate contracts, respectively.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

5. Leases

The following table presents the components of lease cost:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Operating lease cost	$71	$72	$69
Finance lease cost
Amortization of right-of-use assets	18	18	18
Interest on lease liabilities	5	4	2
Variable lease cost(1)	12	13	12
Short-term lease cost	—	2	1

Total lease cost	$106	$109	$102

(1)	Variable lease cost primarily consists of common area maintenance costs, property taxes, and adjustments for inflation.

The following tables present supplemental information about our leases:

(in millions)	Balance Sheet Location	December 27, 2025	December 28, 2024
Assets:
Operating lease right-of-use assets	Other non-current assets	$258	$297
Finance lease right-of-use assets(1)	Property, plant, and equipment, net	138	101
Liabilities:
Operating lease liability	Other current liabilities	$49	$56
Finance lease liability	Other current liabilities	19	23
Operating lease liability	Other non-current liabilities	222	253
Finance lease liability	Other non-current liabilities	126	81

(1)	Amounts are presented net of accumulated amortization of $63 million and $61 million as of December 27, 2025 and December 28, 2024, respectively.

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$69	$70	$65
Operating cash flows from finance leases	5	4	2
Financing cash flows from finance leases	20	16	16
Right-of- use assets obtained in exchange for lease obligations:
Operating leases	$43	$32	$35
Finance leases	88	50	—

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

The following table presents information about our weighted average discount rate and remaining lease term:

	December 27, 2025	December 28, 2024
Weighted average discount rate
Operating leases	6.4%	6.0%
Finance leases	4.2%	3.7%
Weighted average remaining lease term
Operating leases	7 years	7 years
Finance leases	8 years	6 years

SCHEDULE OF FUTURE MINIMUM LEASE PAYMENTS

Future minimum lease payments for non-cancellable leases that have commenced and are reflected on the Combined Balance Sheets as of December 27, 2025 were as follows:

(in millions)	Operating Leases	Finance Leases
2025	$59	$27
2026	54	24
2027	38	20
2028	38	24
2029	34	31
Thereafter	126	46

Total future minimum lease payments	349	172

Less: imputed interest	(78)	(27)

Present value of minimum lease payments	$271	$145

SIGNIFICANT LEASES THAT HAVE NOT YET COMMENCED

As of December 27, 2025, we have entered into leases that have not yet commenced with estimated aggregated future lease payments of approximately $109 million. These leases will commence in 2026 and 2027, with initial lease terms of 5 years.

6. Net Sales

The following table disaggregates our net sales by portfolio:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
K-Cup pods	$3,777	$3,614	$3,684
Appliances	646	772	799
Other	277	255	271

Net sales	$4,700	$4,641	$4,754

K-Cup pods represents net sales of single-serve products from owned brands, partner brands, and private label owners. Net sales for partner brands and private label owners are contractual and long-term in nature. Other primarily includes net sales of traditional multi-serve coffee products and ready-to-drink coffee products.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

The following table presents our net sales by geographic location:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Net sales
U.S.	$3,920	$3,929	$4,068
Foreign	780	712	686

Net sales	$4,700	$4,641	$4,754

7. Equity Method Investments

As of December 28, 2024, KDP Coffee Co held a direct investment in Dyla LLC (“Dyla”), as well as an indirect investment in Dyla through Force Holdings LLC, totaling approximately $18 million, which were accounted for as an equity method investment. On June 2, 2025, KDP acquired Dyla for total consideration of approximately $98 million. In connection with sale of its interests in Dyla to KDP, KDP Coffee Co recognized a gain of $8 million during the year ended December 27, 2025.

8. Income Taxes

Income before provision for income taxes was as follows:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
U.S.	$578	$713	$726
Foreign	318	258	256

Total	$896	$971	$982

The provision for income taxes has the following components:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Current:
Federal	$123	$175	$161
State	27	46	54
Foreign	49	46	45

Total current provision	$199	$267	$260

Deferred:
Federal	$—	$(36)	$(28)
State	(11)	(6)	(9)
Foreign	8	7	1
Total deferred provision	(3)	(35)	(36)

Total provision for income taxes	$196	$232	$224

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

The following tables reconcile the provision for income taxes computed at the U.S. federal statutory tax rate to the provision for income taxes reported in the Combined Statements of Income:

	Year Ended December 27, 2025
($ in millions)	Amount	Percentage
Statutory federal income tax rate	$188	21.0%
State income taxes, net(1)	10	1.1
Impact of foreign operations
Switzerland
Statutory tax rate difference between Switzerland and U.S.	(12)	(1.3)
Other	1	0.1
Other foreign jurisdictions	(1)	(0.1)
Effect of cross-border tax laws	(3)	(0.3)
Tax credits	(11)	(1.2)
Nontaxable or nondeductible items	4	0.4
Changes in unrecognized tax benefits	20	2.2

Total provision for income taxes	$196	21.9%

(1)	California, Tennessee, and Vermont comprise more than 50% of State income taxes, net.

	Year Ended
(in millions)	December 28, 2024	December 30, 2023
Statutory federal income tax rate	21.0%	21.0%
State income taxes, net	3.3%	3.5%
Impact of foreign operations	(0.5)%	(1.5)%
Tax credits	(3.6)%	(3.0)%
Valuation allowance for deferred tax assets	0.8%	—%
U.S. taxation of foreign earnings	2.7%	2.8%
U.S. federal provision to return	0.1%	(0.2)%
Other	0.1%	0.2%

Effective income tax rate	23.9%	22.8%

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Deferred tax assets and liabilities were comprised of the following:

(in millions)	December 27, 2025	December 28, 2024
Deferred tax assets:
Operating lease liability	$84	$77
Net operating losses carryforwards	19	25
Accrued expenses	32	29
Equity method investments	23	24
Research and development capitalization	25	37
Other	14	19

Total deferred tax assets	197	211

Valuation allowances	(20)	(21)

Total deferred tax assets, net of valuation allowances	$177	$190

Deferred tax liabilities:
Intangible assets	$(729)	$(765)
Property, plant, and equipment	(73)	(67)
Right of use assets	(84)	(77)
Other	(20)	(7)

Total deferred tax liabilities	(906)	(916)

Net deferred tax liabilities	$(729)	$(726)

CASH PAID FOR INCOME TAXES

In jurisdictions where KDP Coffee Co or its subsidiaries are not the legal obligor to the taxing authority, including U.S. federal income taxes and unitary or combined state income taxes, current taxes are settled through Net parent investment, as cash income taxes are paid by the Parent to the taxing authority. Such amounts are not included in KDP Coffee Co’s cash paid for income taxes disclosed below.

For the year ended December 27, 2025, KDP Coffee Co’s cash paid for income taxes consisted of the following:

Year Ended
(in millions)	December 27, 2025
U.S.	$—
State
Pennsylvania	7
Tennessee	4
Florida	3
Other states	4
Foreign
Switzerland	20
Canada	11
Singapore	6

Total cash paid for income taxes	$55

We paid $47 million and $99 million in cash for income taxes during the years ended December 28, 2024 and December 30, 2023, respectively.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

CARRYFORWARDS

As of December 27, 2025 and December 28, 2024, we had $19 million and $25 million, respectively, in tax-effected net operating loss carryforwards. Of the $19 million of net operating loss carryforwards as of December 27, 2025, $17 million will not expire, and the remaining $2 million related to foreign income tax will begin to expire in the year 2035.

VALUATION ALLOWANCES

For the tax year ended December 27, 2025, the changes in our valuation allowances were not significant.

UNDISTRIBUTED FOREIGN EARNINGS

An actual repatriation from our foreign subsidiaries could still be subject to additional foreign withholding taxes. We have analyzed our global working capital and cash requirements and continue to be indefinitely reinvested in our undistributed earnings, except for amounts in excess of our working capital and cash requirements. We have recorded any potential withholding tax liabilities, if necessary, attributable to repatriation.

OTHER TAX MATTERS

We file income tax returns for U.S. federal purposes and in various state jurisdictions. We also file income tax returns in various foreign jurisdictions, principally Canada, Switzerland, Singapore, and Luxembourg. The U.S. and most state income tax returns for years prior to 2020 are closed to examination by applicable tax authorities. Canadian income tax returns are generally open for audit for tax years 2020 and forward.

UNRECOGNIZED TAX BENEFITS

The following is a reconciliation of the changes in the gross balance of unrecognized tax benefits:

Year Ended
(in millions)	December 27, 2025
Balance, beginning of the period	$—
Increases related to tax positions taken during the current year	1
Increases related to tax positions taken during the prior year	17
Decreases related to lapse of applicable statute of limitations	—
Reductions for amounts recorded to Net parent investment	(13)

Balance, end of the period	$5

The total amount of unrecognized tax benefits that would reduce the effective tax rate if recognized is $5 million after considering the federal impact of state income taxes.

We accrue interest and penalties on uncertain tax positions as a component of our provision for income taxes. For the year ended December 27, 2025, we recognized $4 million of expense related to interest and penalties for uncertain tax positions, of which $3 million was accrued to Net parent investment. We accrued $2 million for interest and penalties for our uncertain tax positions reported as part of other noncurrent liabilities as of December 27, 2025.

The amount of expense related to interest and penalties for uncertain tax positions was insignificant for each of the years ended December 28, 2024 and December 30, 2023, and the amount of accrued interest and penalties for our uncertain tax positions reported as part of other noncurrent liabilities was insignificant as of December 28, 2024.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

9. Accumulated Other Comprehensive Income (Loss)

The following table provides a summary of changes in AOCI, net of taxes:

(in millions)	Foreign Currency Translation	Cash Flow Hedges	Total
Balance as of December 31, 2022	$27	$21	$48
Other comprehensive income (loss)	20	(3)	17
Amounts reclassified from AOCI	—	(13)	(13)

Total other comprehensive income (loss)	20	(16)	4

Balance as of December 30, 2023	47	5	52

Other comprehensive (loss) income	(76)	18	(58)
Amounts reclassified from AOCI	—	(7)	(7)

Total other comprehensive (loss) income	(76)	11	(65)

Balance as of December 28, 2024	(29)	16	(13)

Other comprehensive income	47	23	70
Amounts reclassified from AOCI	—	(7)	(7)

Total other comprehensive income	47	16	63

Balance as of December 27, 2025	$18	$32	$50

The following table presents the components of the cash flow hedges gains reclassified from AOCI into the Combined Statements of Income:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
FX contracts	$(9)	$(9)	$(18)
Income tax expense	2	2	5

Total, net of tax	$(7)	$(7)	$(13)

10. Property, Plant, and Equipment

Property, plant, and equipment, net consisted of the following:

(in millions)	December 27, 2025	December 28, 2024
Land	$1	$3
Buildings and improvements	172	151
Machinery and equipment	1,212	1,079
Software	373	357
Construction-in-progress	150	178

Property, plant, and equipment, gross	1,908	1,768
Less: accumulated depreciation	964	902

Property, plant, and equipment, net	$944	$866

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

The following table presents our property, plant, and equipment, net, by geographic location:

(in millions)	December 27, 2025	December 28, 2024
Property, plant, and equipment, net
U.S.	$843	$772
Foreign	101	94

Total property, plant, and equipment, net	$944	$866

The following table summarizes the location of depreciation expense within the Combined Statements of Income:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Cost of sales	$93	$89	$94
SG&A expenses	45	38	37

Total depreciation expense	$138	$127	$131

11. Commitments and Contingencies

We are occasionally subject to litigation or other legal proceedings. We accrue loss contingencies for specific legal proceedings when we determine that the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated. We have also identified certain other legal matters where we believe an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made. We do not believe that the outcome of these, or any other, pending legal matters, individually or collectively, will have a material adverse effect on our results of operations, financial condition, or liquidity.

ANTITRUST LITIGATION

In February 2014, TreeHouse Foods, Inc. and certain affiliated entities filed suit against KDP Coffee Co’s wholly-owned subsidiary, Keurig Green Mountain Inc. (“Keurig”) (formerly known as Green Mountain Coffee Roasters, Inc.), in the U.S. District Court for the Southern District of New York (“SDNY”) (TreeHouse Foods, Inc. et al. v. Green Mountain Coffee Roasters, Inc. et al.). The TreeHouse complaint asserted claims under the federal antitrust laws and various state laws, contending that Keurig had monopolized alleged markets for single serve coffee brewers and single serve coffee pods. The TreeHouse complaint sought treble monetary damages, declaratory relief, injunctive relief and attorneys’ fees. In the months that followed, a number of additional actions, including claims from another coffee manufacturer (JBR, Inc.), as well as putative class actions on behalf of direct and indirect purchasers of Keurig’s products, were filed in various federal district courts, asserting claims and seeking relief substantially similar to the claims asserted and relief sought in the TreeHouse complaint. Additional similar actions were filed by individual direct purchasers (including McLane Company, Inc., BJ’s Wholesale Club, Inc., Winn-Dixie Stores Inc. and Bi-Lo Holding LLC) in 2019 and in 2021. All of these actions were transferred to the SDNY for coordinated pre-trial proceedings (In re: Keurig Green Mountain Single-Serve Coffee Antitrust Litigation) (the “Multidistrict Antitrust Litigation”).

In July 2020, Keurig reached an agreement with one of the plaintiff groups in the Multidistrict Antitrust Litigation, the putative indirect purchaser class, to settle the claims asserted for $31 million. The settlement class consisted of individuals and entities in the United States that purchased, from persons other than Keurig and not for purposes of resale, Keurig manufactured or licensed single serve beverage portion packs during the applicable class period (beginning in September 2010 for most states). The settlement was approved and paid, and the indirect purchasers’ claims have been dismissed.

In October 2025, the court denied the direct purchasers plaintiffs’ motion for class certification. While the court’s order does not preclude individual purchasers from pursuing their own direct claims, the court found that the plaintiffs did not meet the federal requirements to pursue their case on a classwide basis. The direct purchaser plaintiffs have filed a petition with the United States Court of Appeals for the Second Circuit, seeking to appeal the SDNY court’s decision.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Discovery in all remaining matters pending in the Multidistrict Antitrust Litigation is concluded, with the plaintiffs (which no longer include the purported direct purchaser class) collectively claiming approximately $1.5 billion of monetary damages. Keurig strongly disputes the merits of the claims and the calculation of damages. Keurig has fully briefed summary judgment motions that, if successful, would end the cases entirely.

Keurig intends to continue vigorously defending the remaining lawsuits. At this time, we are unable to predict the outcome of these lawsuits, the potential loss or range of loss, if any, associated with the resolution of these lawsuits or any potential effect they may have on KDP Coffee Co or its operations. Accordingly, we have not accrued for a loss contingency. Additionally, as the timelines in these cases may be beyond our control, KDP Coffee Co can provide no assurance as to whether or when there will be material developments in these matters.

ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS

We operate manufacturing and warehousing facilities. In these and other aspects of our business, we are subject to a variety of federal, state, and local environmental, health, and safety laws and regulations. We maintain environmental, health, and safety policies and a quality environmental, health, and safety program designed to ensure compliance with applicable laws and regulations. However, the nature of our business exposes us to the risk of claims with respect to environmental, health, and safety matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims.

PRODUCT WARRANTIES

We offer a one year warranty on all Keurig brewing systems. We provide for the estimated cost of product warranties, primarily using historical information and current repair or replacement costs, at the time product revenue is recognized. Product warranties are included in accrued expenses in the accompanying Combined Balance Sheets.

(in millions)	Accrued Product Warranties
Balance as of December 31, 2022	$13
Accruals for warranties issued	17
Settlements	(19)

Balance as of December 30, 2023	11

Accruals for warranties issued	14
Settlements	(15)

Balance as of December 28, 2024	10

Accruals for warranties issued	8
Settlements	(12)

Balance as of December 27, 2025	$6

12. Transactions with Variable Interest Entities

LEASES WITH VIEs

We have a number of leasing arrangements with special purpose entities for which we are not the primary beneficiary, as we have limited power based on the contractual agreements to direct the activities that most significantly impact the VIEs’ performance.

We have entered into four lease transactions with a VIE, each of which is for a manufacturing and warehousing facility. Each lease has an RVG based on a percentage of the VIE’s purchase price; however, we concluded it was not probable that we will owe an amount at the end of each individual lease term, as the fair values of the properties are not expected to fall below the RVGs at the end of each individual lease term. As such, we recorded each lease obligation excluding the associated RVG. The aggregate maximum undiscounted RVG associated with the leasing arrangements was $157 million as of both December 27, 2025 and December 28, 2024. This aggregate maximum value assumes that the fair value of each property at the end of either the original lease term or renewal term is equal to zero, which we have concluded is not probable.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

The following table provides the carrying amounts of the right-to-use assets and lease obligations recorded on the Combined Balance Sheets associated with these leasing arrangements related to the VIEs as of the respective period end:

(in millions)	December 27, 2025	December 28, 2024
Non-current assets	$113	$125
Current liabilities	7	6
Non-current liabilities	107	118

These RVGs have a cross-default provision which is guaranteed by the Parent and includes other leasing transactions entered into by other non-KDP Coffee Co subsidiaries of the Parent. Refer to Note 14, Related Parties.

13. Restructuring and Integration Costs

RESTRUCTURING PROGRAM

Network Optimization

In March 2024, KDP announced a restructuring program designed to more effectively and efficiently meet the needs of consumers and customers. The program includes the closure of KDP Coffee Co’s manufacturing facilities in Williston, Vermont, and Windsor, Virginia, as well as other costs intended to optimize our operations. The restructuring program is expected to incur pre-tax restructuring charges in an estimated range of $125 million to $145 million, primarily comprised of asset related costs, through the end of 2026. Restructuring and integration expenses recorded by KDP Coffee Co for the Network Optimization program were approximately $43 million and $37 million, respectively, for the years ended December 27, 2025 and December 28, 2024.

RESTRUCTURING LIABILITIES

Restructuring liabilities that qualify as exit and disposal costs under U.S. GAAP are included in accounts payable and accrued expenses on the combined financial statements. Restructuring liabilities, primarily consisting of workforce reduction costs, were as follows:

(in millions)	Restructuring Liabilities
Balance as of December 30, 2023	$—
Charges to expense	4
Cash payments	—

Balance as of December 28, 2024	4

Adjustments to expense	(1)

Cash payments	(3)

Balance as of December 27, 2025	$—

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

14. Related Parties

KDP AND ITS SUBSIDIARIES

Transactions between KDP Coffee Co and KDP, or transactions between KDP Coffee Co and other non-KDP Coffee Co subsidiaries of KDP, are deemed related party transactions.

Allocations

The combined financial statements for KDP Coffee Co contain allocations and direct attributions of certain corporate expenses from KDP. Refer to Note 1 for a discussion of the methodology used to prepare these combined financial statements. The following table reflects the expenses allocated or attributed to KDP Coffee Co and included in the Combined Statements of Income during the periods presented:

	Year Ended
(in millions)	December 27, 2025	December 28, 2024	December 30, 2023
Cost of sales(1)	$(18)	$19	$19
Selling, general, and administrative expenses	210	222	255

Total	$192	$241	$274

(1)	Includes the impact of unrealized gains and losses associated with certain commodity contracts that are directly attributed to KDP Coffee Co.

Parent Guarantees

In certain cases, KDP enters into contracts or provides a Parent guarantee on behalf of KDP Coffee Co. These guarantees primarily include KDP Coffee Co’s leasing arrangements with a VIE as described in Note 12. There are no instances under KDP Coffee Co’s existing contracts which would require performance of these guarantees by the Parent. As such, KDP Coffee Co has not recorded amounts related to Parent guarantees in the combined financial statements as of December 27, 2025 and December 28, 2024 or for the years ended December 27, 2025, December 28, 2024, and December 30, 2023.

Receivables and Payables with KDP and Affiliates

KDP Coffee Co has receivables from, and payables to, KDP and its non-KDP Coffee Co affiliates, arising from transactions entered into during the ordinary course of business.

Current receivables from KDP and its non-KDP Coffee Co affiliates were $25 million and $19 million as of December 27, 2025 and December 28, 2024, respectively. Current payables to KDP and its non-KDP Coffee Co affiliates were $85 million and $15 million as of December 27, 2025 and December 28, 2024, respectively.

Related Party Notes Receivable

A subsidiary of KDP Coffee Co has a revolving loan agreement with Alder Basswood Clover LP (“ABC LP”), a subsidiary of KDP, whereby ABC LP is able to borrow funds from KDP Coffee Co. The revolving loan agreement has a maximum principal loan amount of $150 million, and borrowings bear interest at a rate per annum of 5.5%. The facility has a maturity date of February 28, 2028.

As of both December 27, 2025 and December 28, 2024, there was $150 million outstanding under the facility. This amount was recorded as related party notes receivable within Other non-current assets in the Combined Balance Sheets as of December 28, 2024 and was reclassified to related party notes receivable within Prepaid expenses and other current assets as of December 27, 2025, as it is expected to be repaid within the next twelve months.

Accrued interest under the facility was not significant as of both December 27, 2025 and December 28, 2024. KDP Coffee Co recognized $8 million in interest income for each of the years ended December 27, 2025, December 28, 2024, and December 30, 2023 related to this agreement.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Related Party Notes Payable

A subsidiary of KDP Coffee Co has a revolving loan agreement with Canada Dry Mott’s Inc. (“CDMI”), a subsidiary of KDP, whereby CDMI loans funds to KDP Coffee Co. The revolving loan agreement has a maximum principal loan amount of $73 million as of December 27, 2025, and borrowings do not bear interest. The facility has a maturity date of March 1, 2026.

As of December 27, 2025 and December 28, 2024, there was $34 million and $45 million, respectively, outstanding under the facility. This amount was recorded as related party notes payable within Other non-current liabilities in the Combined Balance Sheets as of December 28, 2024 and was reclassified to related party notes payable within Other current liabilities as of December 27, 2025, as it is expected to be repaid within the next twelve months.

OTHER RELATED PARTIES

JAB and Affiliates

As of December 28, 2024, JAB Holding Company S.a.r.l., and affiliates (“JAB”), a privately held investor group, held a significant but non-controlling interest in Parent, beneficially owning approximately 16% of Parent’s outstanding common stock. JAB also holds investments in a number of other companies that have commercial relationships with KDP Coffee Co. These commercial relationships generally involve KDP Coffee Co’s purchase of raw materials and KDP Coffee Co’s license of the companies’ trademarks for use in the manufacturing of K-Cup pods.

On February 28, 2025, JAB completed an underwritten secondary offering of shares of KDP’s common stock and, upon completion of the transaction, beneficially owned less than 10% of KDP’s outstanding common stock. The three members of KDP’s Board of Directors affiliated with JAB also resigned from their positions. For the year ended December 27, 2025, related party disclosures are not applicable to JAB and its affiliates. The following provides the related party disclosures which were applicable for the years ended December 28, 2024 and December 30, 2023.

Trade accounts receivable, net from these related parties were approximately $6 million and $3 million as of December 28, 2024 and December 30, 2023, respectively. Accounts payable to related parties were $5 million and $4 million as of December 28, 2024 and December 30, 2023, respectively.

Net sales from these related parties were as $107 million and $99 million for the years ended December 28, 2024 and December 30, 2023, respectively. Expenses associated with these related parties were $34 million and $36 million for the years ended December 28, 2024 and December 30, 2023, respectively.

15. JV Investment

On October 26, 2025, KDP entered into a commitment letter (the “JV Commitment Letter”), under which KDP and its subsidiaries will contribute, either by contribution or merger of one or more of the subsidiaries of KDP Coffee Co, the assets used for the production, roasting and grinding of single-serve un-brewed beverage products (including K-Cup pods and K-Rounds) located in the United States (the “Coffee Production Assets”) as well as certain of KDP Coffee Co’s related coffee assets (including sales and distribution) in Canada to Keurig JV, LP (the “Pod Manufacturing JV”), and the JV Investors will contribute, through a holding company (the “JV Investor Partner”) $4 billion in cash in exchange for a 49% interest in the Pod Manufacturing JV (the “Co-Investor Contribution”). The remaining 51% ownership interest will remain under the ownership of KDP Coffee Co. On February 23, 2026, KDP entered into an additional agreement (the “JV Transaction Agreement”); see note 16 for information about the significant terms of the JV Transaction Agreement.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

16. Subsequent Events

KDP Coffee Co evaluated subsequent events for recognition or disclosure through March 9, 2026, the date the combined financial statements were available to be issued.

RELATED PARTY TRANSACTIONS

On February 12, 2026, KDP Coffee Co’s related party note payable to CDMI was repaid in full.

On February 20, 2026, KDP Coffee Co’s related party note receivable from ABC LP was repaid in full.

JV INVESTMENT

In connection with the previously discussed JV Commitment Letter, on February 23, 2026, KDP entered into the JV Transaction Agreement by and among KDP, the Pod Manufacturing JV , certain of KDP’s subsidiaries (the “Keurig Partners”), and the JV Investor Partner.

Following completion of the transactions contemplated by the JV Transaction Agreement, the Pod Manufacturing JV will own or otherwise have access to KDP’s and its affiliates’ manufacturing assets and facilities used in the manufacture of K-Cup pods and other unbrewed single-serve beverages in the United States and Canada.

The JV Transaction Agreement provides that, at the closing of the JV Investment, which is the minority investment to be made by the JV Investor Partner into the Pod Manufacturing JV , the Keurig Partners and the JV Investor Partner will enter into an Amended and Restated Limited Partnership Agreement (the “A&R LPA”),which sets forth each partner’s rights and responsibilities with respect to the Pod Manufacturing JV , including with respect to the limited partner committee (a majority of the members of which will be appointed by the Keurig Partners), certain unanimous approval rights in favor of the JV Investor Partner, mechanisms for capital contributions to be made to the Pod Manufacturing JV , limitations on transfers by the partners, a call right exercisable by the Keurig Partners beginning on the eighth anniversary of the closing of the JV Investment and ending on the fifteenth anniversary of the closing of the JV Investment (or earlier upon the occurrence of certain triggering events), a conversion right exercisable by the JV Investor Partner after the fifteenth anniversary of the closing of the JV Investment but before the thirtieth anniversary of the closing of the JV Investment whereby the JV Investor Partner may elect to convert its interest in the Pod Manufacturing JV into shares of KDP’s common stock or its successor, based on the JV Investor Partner’s remaining economic interest (subject to the call right), and tag-along rights for the JV Investor Partner if the Keurig Partners desire to transfer their units. The A&R LPA also sets forth distribution mechanics, pursuant to which the Pod Manufacturing JV shall make quarterly distributions of available cash (subject to certain limitations, including for operating costs and reserves) to its partners generally in proportion to their ownership interests.

The JV Transaction Agreement contains customary representations, warranties and covenants from the Pod Manufacturing JV , the Keurig Partners and the JV Investor Partner. The closing of the JV Investment is subject to limited customary conditions. The parties expect to close the transactions substantially concurrently with the consummation of the acquisition of JDE Peet’s. The JV Transaction Agreement provides certain termination rights for both the Keurig Partners and the JV Investor Partner, including if the closing of the acquisition of JDE Peet’s does not occur on or before March 3, 2027, if there is a material breach of the JV Transaction Agreement by the other party that is not cured within the applicable cure period, or if a law or order prevents the consummation of the transactions. Following the closing of the JV Investment, the Pod Manufacturing JV intends to use the net proceeds from the Co-Investor Contribution to fund a portion of the acquisition of JDE Peet’s.

DELAYED DRAW TERM LOAN AGREEMENT

In connection with the anticipated acquisition of JDE Peet’s, KDP entered into a term loan agreement (the “Delayed Draw Term Loan Agreement”) on December 18, 2025, among KDP, as borrower, the lenders party thereto, and Morgan Stanley Senior Funding, Inc. as administrative agent.

The Delayed Draw Term Loan Agreement provides for a 364-day term loan facility in an aggregate amount not to exceed €10.35 billion, the proceeds of which may be used to fund the acquisition of JDE Peet’s, as well as related fees and expenses.

KDP COFFEE CO

NOTES TO COMBINED FINANCIAL STATEMENTS

(CONTINUED)

Borrowings under the Delayed Draw Term Loan Agreement will bear interest at a rate per annum equal to EURIBOR plus a margin of 0.750% to 1.750% depending on the rating of certain of our index debt. The undrawn commitments under the facility are subject to a commitment fee, which is paid by KDP. The Delayed Draw Term Loan Agreement contains customary representations and warranties for investment grade financings. The Delayed Draw Term Loan Agreement also contains (i) certain affirmative covenants, including those that impose reporting and/or operating obligations on KDP and its subsidiaries, (ii) certain negative covenants that generally limit, subject to exceptions, KDP and its subsidiaries from taking certain actions, including incurring liens and consummating certain fundamental changes, (iii) financial covenants in the form of a minimum interest coverage ratio of 3.25 to 1.00 that will apply after the initial funding date and a maximum total net leverage ratio of 6.25 to 1.00 that will apply after the initial funding date only upon a downgrade in the ratings of certain of KDP’s index debt, and (iv) events of default customary for financings of this type.

On March 6, 2026, KDP amended the Delayed Draw Term Loan Agreement to add Maple Parent Holdings Corp., a direct wholly-owned subsidiary of KDP that is included in KDP Coffee Co, as a co-borrower under the agreement, to extend the maturity of €2.6 billion of the facility to a date that is 15 months from the date of the initial draw under the facility, and to permit KDP to be released as a borrower under the Delayed Draw Term Loan Agreement upon completion of the Separation. As of March 6, 2026, the full amount of the Delayed Draw Term Loan Agreement remains available and undrawn.

OTHER GUARANTEES

In connection with the anticipated acquisition of JDE Peet’s, on March 6, 2026, Maple Parent Holdings Corp., a direct wholly-owned subsidiary of KDP that is included in KDP Coffee Co, became a guarantor of KDP’s $14.1 billion of existing senior unsecured notes, KDP’s $4.3 billion revolving credit agreement, and KDP’s €5.85 billion bridge credit facility. There were no borrowings as of March 6, 2026, under the revolving credit facility or the bridge credit facility.